Exhibit 99.1

ERICO International Corporation
Announces Fourth Quarter and Full-Year 2004 Results

SOLON, OH (March 9, 2005) ERICO International Corporation (bond ticker CADDY) today reported results for its fourth quarter and year ended December 31, 2004.

Net sales in the fourth quarter of 2004 were $84.7 million, an increase of $6.9 million, or 8.9%, compared with fourth quarter 2003 sales of $77.8 million. The increase in net sales was due to a combination of increased sales volume, increased selling prices and the favorable effect of foreign currency exchange rates.

Gross profit in the fourth quarter of 2004 was $28.4 million, up $3.0 million, or 11.8%, from the fourth quarter 2003 gross profit of $25.4 million.

Operating expenses in the fourth quarter of 2004 were $23.1 million, up $2.6 million, or 12.9%, from fourth quarter 2003 operating expenses of $20.5 million. As a percentage of net sales, operating expenses increased to 27.3% in the fourth quarter of 2004 from 26.3% for the fourth quarter of 2003.

The Company’s net cash provided by operating activities in the fourth quarter of 2004 was $12.7 million, compared with $12.5 million in the fourth quarter of 2003. The Company generated EBITDA of $10.1 million in the fourth quarter of 2004, compared with EBITDA of $8.5 million in the fourth quarter of 2003, an increase of $1.6 million, or 18.9%. See below for the Company’s definition of EBITDA and a reconciliation of EBITDA to net cash provided by operating activities computed in accordance with accounting principles generally accepted in the United States (“GAAP”).

FULL-YEAR RESULTS

Net sales for the year ended December 31, 2004 were $352.6 million, up $42.7 million, or 13.8%, from sales of $309.9 million for the year ended December 31, 2003, setting a new annual sales record. Foreign currency exchange rates contributed $10.7 million toward the 2004 sales increase. The remaining $32.0 million increase in net sales for the year ended December 31, 2004 compared with the year ended December 31, 2003 was due to a combination of increased sales volume and increased selling prices.

Gross profit for the year ended December 31, 2004 was $124.7 million, up $14.2 million, or 12.8%, from gross profit of $110.5 million for the year ended December 31, 2003.

Operating expenses for the year ended December 31, 2004 were $87.8 million, up $6.5 million, or 8.0%, from operating expenses of $81.3 million for the year ended December 31, 2003. As a percentage of net sales, operating expenses declined to 24.9% for the year ended December 31, 2004 from 26.2% for the year ended December 31, 2003.

The Company’s net cash provided by operating activities was $22.7 million for the year ended December 31, 2004 compared with $18.0 million for the year ended December 31, 2003. The Company generated EBITDA of $51.1 million for the year ended December 31, 2004, up $5.8 million, or 12.8%, from EBITDA of $45.3 million for the year ended December 31, 2003, setting a new annual EBITDA record.

CONFERENCE CALL

The Company will hold a conference call at 10:00 a.m. (Eastern) on March 9, 2005 to provide an overview of the Company’s operating results for the fourth quarter and year ended December 31, 2004. Those interested in hearing the conference call may listen via telephone by dialing 1-866-482-6973 (the ID for the call is 653009).

ERICO is a leading designer, manufacturer and marketer of precision-engineered specialty metal products serving global niche product markets in a diverse range of electrical, commercial and industrial construction, utility and rail applications. The Company is headquartered in Solon, Ohio, USA, with a network of sales locations serving more than 25 countries and with manufacturing and distribution facilities worldwide. For more information, visit www.erico.com.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

Statements in this press release that are not historical facts, including statements accompanied by words such as “intend,” “may” and “will,” or the negative of such terms or comparable terminology, are forward-looking statements. Forward-looking statements appearing herein may include statements concerning plans and goals, and are based on current expectations. Actual results may differ materially from those projected in the forward-looking statements as a result of, among other things, changes in global, political, business and regulatory factors, including acts of war or terrorism; changes in raw material prices; the application of environmental laws to the Company’s business; adverse events in the Company’s international markets; and the development of design innovations by competitors of the Company. The Company is also subject to risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission (“SEC”). In particular, see “Risk Factors” in the Company’s filings with the SEC, including the Annual Report on Form 10-K filed with the SEC on March 9, 2005 and available at www.sec.gov. The Company does not undertake any ongoing obligation, other than that applied by law, to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

ERICO International Corporation and Subsidiaries
Condensed Consolidated Income Statements
(Dollars in Thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
	(Unaudited)
Net sales	$84,658	$77,758	$352,618	$309,871
Cost of sales	56,262	52,354	227,870	199,324

Gross profit	28,396	25,404	124,748	110,547
Operating expenses	23,103	20,466	87,770	81,296

Operating income	5,293	4,938	36,978	29,251
Interest expense, net	3,809	3,184	15,083	12,739
Foreign exchange gain, net	(1,712)	(308)	(1,893)	(3,943)
Other expense	—	—	1,736	—

Income before income taxes	3,196	2,062	22,052	20,455
Provision for income taxes	1,258	728	8,684	7,257

Net income	$1,938	$1,334	$13,368	$13,198

ERICO International Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollars in Thousands, Except Per Share Amounts)

	December 31,	December 31,
	2004	2003
Assets
Current assets:
Cash and cash equivalents	$2,321	$2,421
Trade accounts receivable, net	50,485	54,252
Inventories, net	59,600	45,513
Prepaid expenses and other current assets	8,909	7,745

Total current assets	121,315	109,931
Property, plant and equipment, net	52,522	60,630
Goodwill	101,303	105,194
Trademarks and other intangible assets, net	36,905	36,572
Other assets	10,676	11,440

Total assets	$322,721	$323,767

Liabilities and stockholder’s net investment
Current liabilities:
Trade accounts payable	$26,422	$29,607
Accrued compensation	13,446	9,216
Dividend payable	15,000	—
Accrued expenses and other current liabilities	21,874	25,956

Total current liabilities	76,742	64,779
Long-term debt	152,175	140,920
Deferred income taxes	28,894	28,939
Other long-term liabilities	16,785	16,699
Stockholder’s net investment:
Common stock, par value $1.00 per share, 1,500,000 shares authorized, 1 share issued and outstanding	—	—
Parent company investment	46,699	72,668
Accumulated other comprehensive income (loss)	1,426	(238)

Total stockholder’s net investment	48,125	72,430

Total liabilities and stockholder’s net investment	$322,721	$323,767

ERICO International Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Dollars in Thousands)

	Years Ended December 31,
	2004	2003
Operating activities
Net income	$13,368	$13,198
Depreciation and amortization	12,184	12,083
Other operating activities	(2,887)	(7,240)

Net cash provided by operating activities	22,665	18,041

Investing activities
Acquisition payments, net of cash acquired	—	(3,329)
Capital expenditures	(3,571)	(5,252)
Other investing activities	(93)	(447)

Net cash used in investing activities	(3,664)	(9,028)

Financing activities
Net transfers from parent company	663	378
Dividends paid	(25,000)	—
Net payments on revolving line of credit	(38,000)	(4,206)
Proceeds from issuance of subordinated debt	121,500	—
Principal payments on long-term debt	(72,950)	(6,000)
Financing fees paid	(5,583)	—

Net cash used in financing activities	(19,370)	(9,828)
Effect of exchange rate changes on cash and cash equivalents	269	(138)

Decrease in cash and cash equivalents	(100)	(953)
Cash and cash equivalents at beginning of period	2,421	3,374

Cash and cash equivalents at end of period	$2,321	$2,421

The Company defines EBITDA, a non-GAAP financial measure, as net income plus income taxes, interest expense, net, depreciation, amortization and certain other non-cash, non-recurring items. The Company has chosen to present EBITDA because the Company believes it is a widely accepted financial indicator of a company’s ability to service and incur indebtedness and because EBITDA is used in the Company’s financial debt covenants. Additionally, management uses EBITDA, among other financial measures, for planning and forecasting purposes. However, EBITDA should not be considered as an alternative to net cash provided by operating activities as a measure of liquidity in accordance with GAAP. Since EBITDA is not calculated identically by all companies, the Company’s method of computation may not be comparable to those disclosed by other companies. Following is a reconciliation of EBITDA to net cash provided by operating activities, which the Company believes is the most directly comparable GAAP measure of a company’s ability to service and incur indebtedness:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
Net cash provided by operating activities	$12,744	$12,548	$22,665	$18,041
Interest expense, net	3,809	3,184	15,083	12,739
Provision for income taxes	1,258	728	8,684	7,257
Foreign exchange gain, net	1,712	308	1,893	3,943
Deferred taxes	(5,062)	(3,290)	(4,372)	(2,230)
Amortization of financing fees and discount on senior subordinated notes included in interest expense, net	(224)	(200)	(910)	(697)
Net changes in operating assets and liabilities	(4,097)	(4,749)	8,012	6,224

EBITDA	$10,140	$8,529	$51,055	$45,277

Contact:	Polly Bloom
Investor Relations
(440) 542-1304